Laboratory Real Estate Lease
                          (the "Lease Agreement")

                             made and entered
                                  between

International Business Machines Corporation, Zurich Research Laboratory, Saumerstrasse 4, CH- 8803 Ruschlikon,
(hereinafter referred to as the "Lessor")
                                              on the one hand
                                    and

Uniphase Laser Enterprise AG, Zug,
c/o Treuhand von Flue AG, Grienbachstrasse 17, 6301 Zug
(hereinafter referred to as the "Lessee")
                                            on the other hand


                           ____________________

       Whereas, the Lessor wishes to sell to Uniphase Corporation and the Lessee, and Uniphase Corporation and the Lessee wishes to purchase from the Lessor the Transferred Assets as defined in the Purchase Agreement (as defined below)

       Whereas, Uniphase Corporation and the Lessee and the Lessor for this purpose have entered into purchase agreement dated of even date herewith (hereinafter referred to as the "Purchase Agreement"), and

       Whereas, the Lessor wishes during a transitional period following the completion of the Purchase Agreement to lease to the Lessee, and the Lessee wishes to rent from the Lessor the Leased Premises (as defined below), subject to the terms and conditions hereinafter set forth, in order to allow the immediate start of the production of certain components,

       Whereas, the Lessor and the Lessee intend, during the transitional period following the completion of the Purchase Agreement to receive and provide certain basic support and administrative services and for this purpose shall enter into a services agreement (hereinafter referred to as "Services Agreement");

       Now, therefore, in consideration of the premises set forth above and the respective covenants, agreements, hereinafter set forth, Lessor and Lessee (collectively the "Parties") hereby agree as follow


1. Leased Premises

       The  Lessor  leases  to  the  Lessee  in  the  building  located  at
       Saumerstrasse   4,   CH-8803  Ruschlikon  the   following   premises
       (collectively the "Leased Premises"):

       a) 340.0 meters squared offices and 143.9 meters squared dry laboratories and 30.0 meters squared (such premises being hereinafter referred to as "Premises A") further described in Schedule 1 and 4.

       b) 68.8 meters squared offices, 77.4 meters squared cleanroom, 35.3 meteres squared dry laboratories and 380.3 meters squared wet laboratories (such premises being hereinafter referred to as "Premises B") further described in Schedule 2 and 4.

       c) 15.1 meters squared offices and 53.0 meters squared wet laboratories (such premises being hereinafter referred to as "Premises C") further described in Schedule 3 and 4.

       The joint use of public spaces such as parking, corridors, cloakrooms, reception area, rooms (as referenced in the Safety Manual in Schedule 6) and the joint use of the conference rooms are included in the Lease Agreement. The Lessee can use conference rooms including the video conferencing equipment subject to availability.

2. Use of the Leased Premises

       The Leased Premises shall be used for the production of diode-lasers in the same manner as they have been used by Lessor's Laser Enterprise Department.


3. Term of the lease

       3.1.The term of the lease for the Premises A, B, C begins on the Closing Date of the Purchase Agreement.

       3.2.The  lease  of  the  Premises A shall end on 31.  December  1997 without notice of termination (hereinafter referred to as "Fixed Lease Period A").

       3.3.The lease of the Premises B shall end on 30. June 1998 without notice of termination (hereinafter referred to as "Fixed Lease Period B").

       3.4.The  lease  of  the  Premises C shall end on 31.  December  1998 without notice of termination (hereinafter referred to as "Fixed Lease Period C").


4. Extension of the lease periods

       4.1.  The Lessee has the right to unilaterally extend the lease term
           with regard to the Premises A until the (   *   ).

           The notification of the extension shall be made by written notice by the Lessee to the Lessor three months prior to the end of the Fixed Lease Period A.

       4.2.  The Lessee has the right to unilaterally extend the lease term
           with regard to the Premises B until the (   *   ).

          The notification of the extension shall be made by written notice by the Lessee to the Lessor three months prior to the end of the Fixed Lease Period B.

       4.3.The  Lessee has the right to unilaterally extend the lease  term
           with  regard  to  Premises C until the (    *    )  of  the  wet
           laboratories as mentioned in Schedule 2. The Lessee also has the right to swap one of the wet laboratories in lieu of L 261 of Schedule 3.

          The notification of the extension shall be made by written notice of the Lessee to the Lessor three months prior to the end of Fixed Lease Period C.

       4.4.The  Lessee is aware that the Lease Agreement will be  concluded for the limited Fixed Leased Periods A, B, C and that he may only request the extensions within the periods as described hereinabove. Any further extension of the lease relationship shall not be agreed because of the urgent need for the Lessor's own use which involves a restructuring of the Leased Premises, scheduled to start at the latest on ( * ) for the Premises A, on ( * ) for the Premises B and on ( * ) for Premises C. Therefore, the Lease Agreement as described hereinabove is concluded expressly for a limited period of time according to Article 272a (1)(d) of the Swiss Code of Obligations.

       4.5.The Lessee is aware that it requires a considerable effort to find and equip suitable facilities to carry on his business within a reasonable period of time and therefore before Closing Date the Lessor has indicated him the opportunity for renting other business premises in the locality of Binz in Zurich in order for Lessee to be able to move to equivalent premises within the agreed to time.

   * - Information redacted and filed separately with the SEC.

5. Rent

       5.1.For  the  lease of Premises A for the Fixed Lease Period  A,  of
           Premises B for the Fixed Lease Period B and of Premises C for the Fixed Lease Period C no rent is due by Lessor. The payment of the remuneration for the use of the Leased Premises is already included in the purchase price of the Transferred Assets according to Section 1.3. of the Purchase Agreement.
       5.2.For the extension of the lease term for the Premises A, the Lessee shall pay a monthly rent of SFr. 90.-- per square meters for the use of the offices and of SFr. 145.-- per square meters for the use of the dry laboratories.

       5.3.For the extension of the lease term for the Premises B, the Lessee shall pay a monthly rent of SFr. 90.-- per square meters for the use of the offices, of SFr. 345.-- per square meters for the use of the cleanroom and of SFr. 210.-- per square meters for the use of the wet laboratories.

       5.4.For the extension of the lease term for the Premises C, the Lessee shall pay a monthly rent of SFr. 135.-- per square meters for the use of the offices and SFr. 320.-- square meters for the use of the wet laboratories.

       5.5.The rent for the extensions of the lease term of Premises B and C is based on the index of consumers' prices at the Closing Date of the Purchase Agreement. If for the 1. July 1998 the index of consumers' prices (base May 1993 = 100 points) increases of at least 5 points, the Lessor may once, at the commencement date of each extension period increase the agreed rents according to the following formula:

           Increase in %:

           new  index  -  index at the time of conclusion of  the  contract
                            x 100
                          --------------------------------------------------
                            index at the time of conclusion of the contract

       5.6.    The agreed initial rents cannot be decreased.

       5.7.The Lessee shall pay the rents at the end of each month for the following month to the bank account as designated by the Lessor.


6. Ancillary costs

       6.1.Under ancillary costs of this Lease Agreement the Parties understand the remuneration for performances by the Lessor which are connected with the use of the Leased Premises A, B, C and with the use of the common spaces further described in
           Schedule 5.
       6.2.No ancillary costs are due by the Lessee. These costs are included in the purchase price as entailed in the Purchase Agreement for the fixed periods A, B, C and in the rents for the extensions of the Lease Agreement.

       6.3.Telephone and fax expenses are not included in the ancillary costs and will be charged separately to the Lessee.


7. Transfer of the Leased Premises

       7.1.The transfer of the Leased Premises provided for in this agreement shall take place on the Closing Date of the Purchase Agreement.

          The  Lessor  transfers the Leased Premises "AS  IS".  The  Leased
           Premises are deemed to be in a suitable condition for the use as listed in Section 2 of this agreement. The Lessor represents that at the Closing Date the Leased Premises comply with all applicable laws including without limitation, environmental protection laws, construction laws, the fire police law and the requirements of the Labor Statute.

       7.2.The Parties renounce to draw up a transfer protocol.

       7.3.On the day of the transfer the Lessor will exchange the old badges delivered to the transferred employees for the new ones in order to allow the entering in the building and in the Leased Premises to the Lessee. The replacement of lost or stolen badges during the lease are part of the Mandatory Services of the Lessor and are in his exclusive competence. The Lessee shall immediately inform the Lessor of any loss. The Lessee must pay the costs of the replacement. The procurement of additional badges is in the exclusive competence of the Lessor. The Lessee shall inform the Lessor of any need hereof.

       7.4.The Lessor will instruct the Lessee about the security system of the building.

       7.5.The  Lessee  confirms that he has received a  copy  of  the  'IBM
           Zurich-Site Safety Manual', which is attached to this Lease Agreement as Schedule 6.

8. Duties of the Lessee

       8.1.The Lessee shall use the Leased Premises with due care. He shall use them only for the purposes mentioned under Section 2.

       8.2.The Lessee shall give due consideration for other occupants and he shall not impair in any way the Lessor's business and research activities.

       8.3.Except for the entrance of the Leased Premises and the common spaces, the Lessee shall not have access to the other parts of the building, specifically the research laboratories of the Lessor except as provided for under the Services Agreement or elsewhere under this Lease Agreement.

       8.4.The Lessee shall observe all the security, safety and general rules of the house regulations (hereinafter referred to as "Internal Rules") to the extent they do not conflict with the Lease Agreement. The Lessee is aware that the Internal Rules are subject to revision to the extent they do not conflict with the Lease Agreement by the Lessor and that he has no right to request any replacement thereof.

       8.5.The  Lessee  shall  manage his business in accordance  with  the
           Swiss mandatory public laws, and in particular to obey the applicable rules of Swiss environmental protection law, of the fire police law, the requirements of the Accident Insurance
           Statute and all the related standards and the and the requirements of the Labor Statute

       8.6.The   Lessee   is  not  allowed  to  carry  out   any   building
           modification to the Leased Premises. Such modifications need the written consent of the Lessor which consent shall not be unreasonably delayed or refused.

       8.7.All  the Mandatory Services as defined in Section 2 and Schedule
           1 of the Services Agreement are exclusively performed by the Lessor. While occupying the Leased Premises the Lessee must make use of the Mandatory Services as provided by the Lessor. The Lessor is obliged to provide such Mandatory Services. The Lessee shall consult with the Lessor (the competent staff) about any necessity and problem. The Lessee shall immediately report all defects to the contact persons as further mentioned in Schedule 1 of the Services Agreement.

       8.8.The Lessee shall permit the Lessor to enter the Leased Premises to perform the Mandatory and Optional Services according to Sections 2 and 3 and Schedules 1, 2 and 3 of the Services Agreement, further, if necessary, for the maintenance, to remedy defects and to repair or avoid damages. Except for the performance of the Mandatory and Optional Services and for emergency, the Lessee shall be notified ahead of time to the extent possible.

       8.9.Notwithstanding anything to the contrary set forth in the  Lease
           Agreement, if repairs and other urgent action are necessary, the Lessee shall inform the Lessor and shall undertake all reasonable precautions. The Lessee shall be liable for failure to notify the Lessor.

       8.10.The Lessee must remedy, at his own expenses, defects for which the Lessor is not responsible according to Section 10.1 of the Lease Agreement and which may be cured by standard cleaning, or repairs and replacements necessary for ordinary maintenance. The Lessee is not entitled to call upon external third parties for the purpose of carrying out the obligation hereunder without the prior written consent of the Lessor which consent shall not be unreasonably delayed or refused.

       8.11.Despite a ten day prior written notice period to cure,  if  the
           Lessee continues to violate his duties according Section 9.1  to
           9.6. in a manner such that the continuation of the Lease Agreement may no longer be expected from the Lessor, the Lessor may give notice of termination of the Lease Agreement with effect after a period of 30 days as per the end of a month. The Lessor may, however, give notice of termination of the agreement with immediate effect if the Lessee has intentionally caused serious damage to the Lessor's building.


9. Duties of the Lessor

       9.1.The Lessor is obliged to maintain the Leased Premises in compliance with all applicable laws, in a suitable condition for the contractual use, to remedy the material defects and to perform the Mandatory Services at any time they are necessary within the periods further described in Section 6.1. of the Services Agreement.

       9.2.The  Lessor  shall  inform  the Lessee  of  any  change  of  the
           Internal Rules.
       9.3.The  Lessor shall not have access to the Leased Premises, except for laboratories shared with Science and Technology as mentioned in Schedule 2 and except as provided for under the Services Agreement or elsewhere under this Lease Agreement.


10. Liability insurance

       On 1. April 1997 the Lessee shall deliver a copy of the signed professional risk indemnity insurance policy which shall cover at least US$ 5'000'000.--.


11. Sublease

       According to Article 262 (2)(c) of the Swiss Code of Obligations, the sublease of the premises is not allowed because it would cause significant disadvantages for the Lessor. Empty spaces will be taken over by the Lessor.


12. Return of the Leased Premises

       12.1.The Lessee must return the Premises in the same condition as taken over with the reservation of the normal wear and tear which results from the use provided for in this agreement under
           Section 2.

       12.2.The Lessee shall remove all the Transferred Assets. The separation and removal shall conform to the rules mentioned in
           Section 9 hereinbefore. The Lessee will not be liable for incidental damages which arise as a natural consequence from the separation and removal of the Transferred Assets. The Lessee will bear the costs for the separation and removal. The Lessor will cooperate with the Lessee in connection with such separation and removal under a separate agreement.

       12.3.The waste caused by the removal of the Transferred Assets will be disposed of by Lessor and will be charged to the Lessee.

       12.4.The Lessee shall return all the badges, keys and all the documentation which concerns the Leased Premises.

       12.5.The  Lessee represents that at the date of return of the Leased
           Premises, the Leased Premises will comply with all applicable laws including without limitation environmental protection laws, construction laws the file police law and the requirements of the labor statute.


13. Applicable law / Place of Jurisdiction

       13.1.This  agreement  shall  in  all  respect  be  interpreted   and
           construed in accordance with and governed by the laws of Switzerland, and shall be subject to performance in the country of Switzerland.

       13.2.Where   no  special  clause  is  entailed  in  this  agreement,
           Articles 253 ff. of the Swiss Code of Obligations shall apply. The compulsory statutory liability rules are applicable to this agreement.

       13.3.            The court of jurisdiction is Horgen.

       13.4.This Agreement supersedes any and all previous agreements whether written or oral with respect to the subject matter. And may not be amended unless in writing.

                           ____________________




Place, date                    Place, date
3-10-97                        3-10-97
The Lessor                     The Lessee
\s\ Suzanne C. Lewis           \s\ Danny E. Pettit



                       List of the Leased Premises A


C-Building

C 233          C 219       C 353
C 241          C 349       C 355
C 251          C 350       C 359
C 253          C 351       C 352


Old Buildings

H 136*         L 204       P 258
P 257          L 208       P 273
H 208          L 230       P 277
H 220          L 234       P 281
H 226          Z 222       P 285
H 232          Z 226       P 289
H 236          H 261       M 303
H 240          M 305


* = Labs shared with Science and Technology




                       List of the Leased Premises B




C Building

C 260


Old Buildings

H 122*         L 130       Z 245
H 132*         M 100       P 266
H 155*         Z 113       P 270
H 161          Z 117       P 274
H 207*         Z 123       P 278
H 221          Z 207*      P 282
H 249          Z 213       P 286
Z 239*         P 290


* = Labs shared with Science and Technology




                       List of the Leased Premises C


Old Buildings

L 261          Z 218